As filed with the Securities and Exchange Commission on July 23, 2013

Registration No. 333-189396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

World Point Terminals, LP

(Exact name of registrant as specified in its charter)

Delaware	5171	46-2598540
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(314) 889-9600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven G. Twele

Chief Financial Officer

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(314) 889-9600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Joshua Davidson Baker Botts L.L.P. 910 Louisiana, Suite 3200 Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

World Point Terminals, LP is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-1 (Registration Statement No. 333-189396) as an exhibit-only filing to file Exhibits 1.1, 3.2, 10.1, 10.2, 10.3 and 21.1 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

Part II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee		$28,917
FINRA filing fee		32,300
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
New York Stock Exchange listing fee		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14.	Indemnification of Directors and Officers

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the Underwriting Agreement to be filed as an exhibit to this registration statement in which World Point Terminals, LP and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

ITEM 15.	Recent Sales of Unregistered Securities

Effective as of April 19, 2013, in connection with the formation of World Point Terminals, LP, we issued (i) the 0.0% non-economic general partner interest in us to our general partner and (ii) the limited partner interest in us to World Point Terminals, Inc., in each case for $1,000 and in an offering exempt from registration under Section 4(2) of the Securities Act.

ITEM 16.	Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description

1.1	—	Form of Underwriting Agreement

3.1**	—	Certificate of Limited Partnership of World Point Terminals, LP

3.2	—	Form of Amended and Restated Limited Partnership Agreement of World Point Terminals, LP

Exhibit Number		Description

5.1**	—	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1**	—	Form of Opinion of Latham & Watkins LLP relating to tax matters

10.1	—	Form of Contribution Agreement

10.2	—	Form of Omnibus Agreement

10.3	—	Form of World Point Terminals, LP Long-Term Incentive Plan

10.4*	—	Form of Credit Facility

10.5**	—	Form of Terminaling Services Agreement with Apex Oil Company, Inc.

10.6**	—	Form of Terminaling Services Agreement with Enjet, LLC

21.1	—	List of Subsidiaries of World Point Terminals, LP

23.1**	—	Consent of Deloitte & Touche LLP

23.2**	—	Consent of Deloitte & Touche LLP

23.3*	—	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.4*	—	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1*	—	Powers of Attorney

*	To be filed by amendment.

**	Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that,

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with WPT GP, LLC, our general partner, or its affiliates and of fees, commissions, compensation and other benefits paid, or accrued to WPT GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 23¸ 2013.

World Point Terminals, LP

By:	WPT GP, LLC, its general partner

By:	/s/ Steven G. Twele
Steven G. Twele Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Paul A. Novelly Paul A. Novelly	(Principal Executive Officer, Director)	July 23, 2013

/s/ Steven G. Twele Steven G. Twele	(Principal Financial and Accounting Officer)	July 23, 2013

Index to Exhibits

Exhibit Number		Description

1.1	—	Form of Underwriting Agreement

3.1**	—	Certificate of Limited Partnership of World Point Terminals, LP

3.2	—	Form of Amended and Restated Limited Partnership Agreement of World Point Terminals, LP

5.1**	—	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1**	—	Form of Opinion of Latham & Watkins LLP relating to tax matters

10.1	—	Form of Contribution Agreement

10.2	—	Form of Omnibus Agreement

10.3	—	Form of World Point Terminals, LP Long-Term Incentive Plan

10.4*	—	Form of Credit Facility

10.5**	—	Form of Terminaling Services Agreement with Apex Oil Company, Inc.

10.6**	—	Form of Terminaling Services Agreement with Enjet, LLC

21.1	—	List of Subsidiaries of World Point Terminals, LP

23.1**	—	Consent of Deloitte & Touche LLP

23.2**	—	Consent of Deloitte & Touche LLP

23.3*	—	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.4*	—	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1*	—	Powers of Attorney

*	To be filed by amendment.

**	Previously filed.